Exhibit 99.1

Clinical Data for Zymeworks’ Novel Bispecific Antibody, ZW25, Presented at the

American Society of Clinical Oncology (ASCO) Annual Meeting

ZW25 Shown to be Active and Well Tolerated Across a Range of Tumor Types

Vancouver, Canada (June 1, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, announced today the presentation of ZW25 clinical data by Funda Meric-Bernstam, MD, Principal Investigator for the ZW25 study at the University of Texas MD Anderson Cancer Center. Data from the ongoing multi-center Phase 1 study showed single agent ZW25 induced anti-tumor activity and was well tolerated in heavily pretreated patients across a range of HER2-expressing cancers.

“Since the first patient treated, ZW25’s compelling single agent activity has consistently exceeded our expectations,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “The expanded body of data presented today supports our confidence that ZW25 is an active agent with the potential to become an approved cancer treatment.”

ZW25 Clinical Results Presented Today

To date, a total of 50 patients have been enrolled in the study; data from 42 patients were available as of the data cut-off date of April 18, 2018 for ASCO and presented today. Durable cytotoxin-free single agent activity was observed in patients with heavily pretreated HER2-expressing cancers across a range of tumor types.

The best overall response observed with ZW25 as a single agent therapy in 33 response-evaluable patients (defined as having measurable disease and at least one tumor restaging or clinical progression) was 12 partial responses (36%), six stable disease (18%) and 15 progressive disease (45%). Overall, 68% (21/31) of all patients with measurable disease (at least one restaging scan) had a decrease in target lesions.

In 18 breast cancer patients, with a median of six prior systemic regimens, including trastuzumab, pertuzumab, T-DM1, and lapatinib in the majority of patients, the disease control rate (DCR, percentage of patients with either a partial response or stable disease) was 50%. In nine gastroesophageal cancer patients, with a median of four prior systemic regimens, including trastuzumab in all cases, the DCR was 56%, and in six other HER2-expressing cancer patients, including colorectal cancer, the DCR was 67%. Anti-tumor activity was assessed per RECIST every eight weeks.

“Our hope is to bring these promising new therapies to patients who have run out of treatment options,” said Dr. Meric-Bernstam, Professor and Chair of the Department of Investigational Cancer Therapeutics, Medical Director of the Institute for Personalized Cancer Therapy at University of Texas MD Anderson Cancer Center. “To see this level of single agent activity without any concomitant chemotherapy in these advanced heavily pretreated patients is encouraging.”

In the study, ZW25 was well tolerated at all dose levels and schedules and there were no dose-limiting toxicities observed at any dose (n=42). Treatment-related adverse events were primarily Grade 1 or 2, and no treatment-related serious adverse events or discontinuations were seen.

“Given ZW25’s anti-tumor activity and safety profile, we are excited to expand the number of clinical trials we have underway for this program,” said Diana Hausman, MD, Zymeworks’ Chief Medical Officer. “We believe ZW25 could be used as monotherapy or readily combined with a number of approved anti-cancer treatments to further leverage its activity.”

Clinical Development Plans

Based on the clinical data generated to date, Zymeworks plans to focus development of ZW25 in three areas:

•	First, as a single agent treatment for advanced HER2 high gastroesophageal cancer in patients who have received prior trastuzumab therapy, as well as in other HER2 high cancers, such as colorectal, where a HER2-targeted agent has not yet been approved;

•	Second, in combination with chemotherapeutics in earlier lines of therapy for HER2 high gastroesophageal and breast cancers; and

•	Third, in combination with other anti-cancer agents in patients with lower HER2-expressing cancers.

Zymeworks’ top priority is to focus on advanced gastroesophageal cancer. A potential Phase 2/3 study could begin as early as the second half of 2019 pending discussion with the US Food and Drug Administration (FDA). In addition, new studies to evaluate combinations beyond those ongoing in the current Phase 1 study are planned to start later this year.

About the Trial

Zymeworks’ adaptive Phase 1 study has three parts. Enrollment in the first portion of the study (the dose-escalation phase) has been completed. The recommended single agent dose was determined to be 20 mg/kg once every two weeks. In the second part of the study (the cohort expansion phase) now underway, additional patients are being enrolled to further assess ZW25’s single agent tolerability and anti-tumor activity against a variety of cancer types in different settings. The third part of the study (the combination phase), which is also underway, is evaluating ZW25 in combination with selected chemotherapy agents in gastroesophageal and breast cancer patients with HER2 high or lower HER2 expression levels.

June 4, 2018 Webcast and Conference Call

Zymeworks will host a webcast and conference call on June 4th, at 8:30 a.m. ET (5:30 a.m. PT) to review the ZW25 clinical data presented at ASCO and discuss next steps.

Interested parties can access a live webcast of the presentation via a link from Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations. A recorded replay will also be available on the website shortly after the call concludes.

The live call and Q&A may be accessed by dialing 1-800-319-4610 for North American callers, or 1-604-638-5340 for international callers. Callers should dial in five to 10 minutes prior to the scheduled start time and ask to join the “Zymeworks call”.

About ZW25

ZW25 is being evaluated in a Phase 1 clinical trial in the United States and Canada. It is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function and has led to encouraging anti-tumor activity in patients. Zymeworks is developing ZW25 as a HER2-targeted treatment option for patients with any solid tumor that expresses HER2. The FDA has granted Orphan Drug Designation to ZW25 for the treatment of both gastric and ovarian cancers.

About the Azymetric™ Platform

The Azymetric platform enables the transformation of monospecific antibodies into bispecific antibodies, giving them the ability to simultaneously bind two different targets. Azymetric bispecific technology enables the development of multifunctional biotherapeutics that can block multiple signaling pathways, recruit immune cells to tumors, enhance receptor clustering and degradation, and increase tumor-specific targeting. These features are intended to enhance efficacy while reducing toxicities and the potential for drug-resistance. Azymetric bispecifics have been engineered to retain the desirable drug-like qualities of naturally occurring antibodies, including low immunogenicity, long half-life, and high stability. In addition, they are compatible with standard manufacturing processes with high yields and purity with the potential to significantly reduce drug development costs and timelines.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. The company’s second product candidate, ZW49, capitalizes on the unique design and antibody framework of ZW25 and is a bispecific antibody-drug conjugate, or ADC, armed with the company’s proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

Cautionary Note Regarding Zymeworks’ Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include statements that relate to ZW25 and its potential as a single agent therapy or in combination with other approved anti-cancer treatments, Zymeworks’ clinical plans and future results, Zymeworks’ technology platform, and other information that is not historical information. When used herein, words such as “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Annual Report on Form 10-K for its fiscal year ended December 31, 2017 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance, or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events, except as may be required by law.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net